EXHIBIT 2.1.1

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                    CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

                                     BETWEEN

                     GOT PIZZA MUSIC CAFE CLEARWATER I, INC.
                                       AND

                            THE PURCHASERS LISTED ON
                                SCHEDULE 1 HERETO


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                                NOVEMBER 9, 2004

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                                TABLE OF CONTENTS

ARTICLE I      CERTAIN DEFINITIONS............................................1
         1.1   Certain Definitions............................................1

ARTICLE II     PURCHASE AND SALE OF CONVERTIBLE DEBENTURES....................5
         2.2   Purchase and Sale; Purchase Price..............................5
         2.2   Execution and Delivery of Documents; the Closing...............6
         2.3   The Post-Closing...............................................7
         2.4   First Debenture C and First Debenture D........................7

ARTICLE III    REPRESENTATIONS AND WARRANTIES.................................8
         3.1   Representations, Warranties and Agreements of the Company......8
         3.2   Representations and Warranties of the Purchasers..............11

ARTICLE IV     OTHER AGREEMENTS OF THE PARTIES...............................13
         4.1   Manner of Offering............................................13
         4.2   Furnishing of Information.....................................13
         4.3   Notice of Certain Events......................................13
         4.4   Copies and Use of Disclosure Documents and Non-Public Filings.14
         4.5   Modification to Disclosure Documents..........................14
         4.6   Blue Sky Laws.................................................14
         4.7   Integration...................................................14
         4.8   Furnishing of Rule 144(c) Materials...........................14
         4.9   Solicitation Materials........................................15
         4.10  Subsequent Financial Statements...............................15
         4.11  Prohibition on Certain Actions................................15
         4.12  Listing of Common Stock.......................................15
         4.13  Escrow........................................................15
         4.15  Attorney-in-Fact..............................................16
         4.16  Indemnification...............................................17
         4.17  Exclusivity...................................................19
         4.18  Purchasers' Ownership of Common Stock.........................19
         4.19  Purchasers' Rights if Trading in Common Stock is Suspended....19
         4.20  No Violation of Applicable Law................................20
         4.21  Redemption Restrictions.......................................20
         4.22  No Other Registration Rights..................................21
         4.23  Merger or Consolidation.......................................21
         4.24  Registration of Escrow Shares and Warrant Shares..............21
         4.25  Liquidated Damages............................................23
         4.26  Short Sales...................................................23
         4.27  Fees..........................................................23
         4.28  First Debenturec, First Debenture D and Note B................24
         4.29  Changes to Federal and State Securities Laws..................24
         4.30  Merger Agreement..............................................25
         4.31  Future Financing..............................................25
         4.32  Applicability of Agreements after Post-Closing................25
         4.33  Company's Right of Redemption.................................25
         4.34  Second Debenture Restriction..................................26

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ARTICLE V      TERMINATION...................................................26
         5.1   Termination by the Company or the Purchasers..................26
         5.2.  Remedies......................................................27

ARTICLE VI     LEGAL FEES AND DEFAULT INTEREST RATE..........................27

ARTICLE VII    MISCELLANEOUS.................................................78
         7.1   Fees and Expenses.............................................78
         7.2   Entire Agreement; Amendments..................................28
         7.3   Notices.......................................................28
         7.4   Amendments; Waivers...........................................29
         7.5   Headings......................................................29
         7.6   Successors and Assigns........................................29
         7.7   No Third Party Beneficiaries..................................29
         7.8   Governing Law; Venue; Service of Process......................30
         7.9   Survival......................................................30
         7.10  Counterpart Signatures........................................30
         7.11  Publicity.....................................................30
         7.12  Severability..................................................30
         7.13  Limitation of Remedies........................................30
         7.14  Omnibus Provision.............................................30

LIST OF SCHEDULES:
Schedule 1        Purchasers
Schedule 3.1(a)   Subsidiaries
Schedule 3.1(c)   Capitalization and Registration Rights
Schedule 3.1(d)   Equity and Equity Equivalent Securities
Schedule 3.1(e)   Conflicts
Schedule 3.1(f)   Consents and Approvals
Schedule 3.1(g)   Litigation
Schedule 3.1(h)   Defaults and Violations
Schedule 5.1      Form 8-K Disclosure Obligations

LIST OF EXHIBITS:
Exhibit A-1       First Debenture A
Exhibit A-2       First Debenture B
Exhibit A-3       First Debenture C
Exhibit A-4       First Debenture D
Exhibit C         Merger Agreement
Exhibit D         Certificate of Merger
Exhibit E         Conversion Procedures
Exhibit F         Escrow Agreement
Exhibit G         Power of Attorney
Exhibit H         Legal Opinion
Exhibit I         Rule 504 Legal Opinion
Exhibit J         Officer's Certificate
Exhibit K         Note
Exhibit L         Company Certificate
Exhibit M         Company Certificate

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         THIS CONVERTIBLE DEBENTURE PURCHASE AGREEMENT ("Agreement") is made and entered into as of November 9, 2004, between GOT PIZZA MUSIC CAFE CLEARWATER I, INC., a corporation organized and existing under the laws of the State of Florida (the "Company"), and the purchasers listed on SCHEDULE 1 hereto (each a "Purchaser" and collectively the "Purchasers").

         WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers and the Purchasers desire to acquire from the Company the Company's $1,000,000, 1.0% Convertible Debenture, due November 8, 2009 in the aggregate amount of One Million Dollars ($1,000,000), at the aggregate price of One Million Dollars ($1,000,000) in the forms of EXHIBIT A-1 ("First Debenture A"), EXHIBIT A-2 ("First Debenture B"), EXHIBIT A-3 ("First Debenture C") and EXHIBIT A-4 ("First Debenture D"), annexed hereto and made a part hereof (the "Debentures").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and each Purchaser agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Attorney-in-Fact" shall have the meaning set forth in Section 2.2(a)(iv) hereof.

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

         "Closing" shall have the meaning set forth in Section 2.2(a).

         "Closing Date" shall have the meaning set forth in Section 2.2(a).

         "Commission" means the Securities and Exchange Commission.

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         "Common Stock" means shares now or hereafter authorized of the class of common stock, par value $.001, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Company" shall have the meaning set forth in the introductory paragraph.

         "Control Person" shall have the meaning set forth in Section 4.16(a)(i) hereof.

         "Conversion Date" shall have the meaning set forth in the Debentures.

         "Debenture Notice" shall have the meaning set forth in Section 4.18 hereof.

         "Debentures" shall have the meaning set forth in the recital.

         "Default" means any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Disclosure Documents" means (a) all documents and written materials provided to each Purchaser and/or its representatives in connection with the Company and this offering, including, but not limited to, the Company's unaudited balance sheet as at October 27, 2004 and profit and loss statement for the period from inception to October 27, 2004 and (b) the Schedules required to be furnished to the Purchasers by or on behalf of the Company pursuant to
Section 3.1 hereof.

         "Effective Date" shall mean the date on which certificate of merger (the "Certificate of Merger") annexed as EXHIBIT D hereto is filed with the Secretary of State of the State of Florida to effect the merger of BMOO Acquisitions, Inc. ("Acquisition"), a Florida corporation and a wholly owned subsidiary of Blue Moon Group, Inc. ("BMOO"), a Delaware corporation, with and into the Company (the "Merger") pursuant to the Merger Agreement.

         "Escrow Agent" means Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022; Tel: 212-400-6900; Fax: 212-400-6901.

         "Escrow Agreement" shall have the meaning set forth in Section 4.13 hereof.

         "Escrow Shares" means the certificates representing Twenty Million (20,000,000) shares of duly issued Common Stock, without restriction and freely tradable pursuant to Rule 504 of Regulation D of the Securities Act, in the share denominations specified by the Purchasers, registered in the names of the Purchasers and/or their assigns to be held in escrow pursuant to this Agreement and the Escrow Agreement.

         "Event of Default" shall have the meaning set forth in Section 5.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Execution Date" means the date of this Agreement first written above.

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         "Full Conversion Shares" shall have the meaning set forth in Section
4.14(b) hereof.

         "G&P" means Gottbetter & Partners, LLP.

         "Indemnified Party" shall have the meaning set forth in Section 4.16(b) hereof.

         "Indemnifying Party" shall have the meaning set forth in Section 4.16(b) hereof.

         "Limitation on Conversion" shall have the meaning set forth in Section
4.18 hereof.

         "Losses" shall have the meaning set forth in Section 4.16(a) hereof.

         "Lump Sum Payment" shall have the meaning set forth in Section 4.31 hereof.

         "Material" shall mean having a financial consequence in excess of $10,000.

         "Material Adverse Effect" shall have the meaning set forth in Section 3.1(a).

         "Maximum Share Limit" shall have the meaning set forth in Section 4.14(c).

         "Merger Agreement" means the Merger Agreement among BMOO, Acquisition and the Company, annexed as EXHIBIT C hereto.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Nasdaq" shall mean the Nasdaq Stock Market, Inc.(R)

         "Non-Public Filings" shall have the meaning set forth in Section 4.2 hereof.

         "Note" shall have the meaning set forth in Section 2.1(b)(ii) hereof.

         "Notice of Conversion" shall have the meaning set forth in paragraph 1 of EXHIBIT E annexed hereto.

         "Original Issuance Date," shall have the meaning set forth in the Debentures.

         "OTCBB" shall mean the NASD over-the counter Bulletin Board(R) or similar organization or agency succeeding to its functions.

         "Per Share Market Value" of the Common Stock means on any particular date (a) the last sale price of shares of Common Stock on such date or, if no such sale takes place on such date, the last sale price on the most recent prior date, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (b) if the Common Stock is not then listed or admitted to trading on any national


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securities exchange, the closing bid price per share as reported by Nasdaq, or
(c) if the Common Stock is not then listed or admitted to trading on the Nasdaq, the closing bid price per share of the Common Stock on such date as reported on the OTCBB or if there is no such price on such date, then the last bid price on the date nearest preceding such date, or (d) if the Common Stock is not quoted on the OTCBB, the closing bid price for a share of Common Stock on such date in the over-the-counter market as reported by the Pinksheets LLC (or similar organization or agency succeeding to its functions of reporting prices) or if there is no such price on such date, then the last bid price on the date nearest preceding such date, or (e) if the Common Stock is not publicly traded, the fair market value of a share of the Common Stock as determined by an Appraiser (as defined in and pursuant to the procedures set forth in Section 4(c)(iv) of the Debentures) selected in good faith by the holders of a majority of the Debentures; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Post-Closing" shall have the meaning set forth in Section 2.3(a).

         "Post-Closing Date" shall have the meaning set forth in Section 2.3(a).

         "Power of Attorney" means the power of attorney in the form of EXHIBIT G annexed hereto.

         "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

         "Purchase Price" shall have the meaning set forth in Section 2.1(a).

         "Purchaser" and "Purchasers" shall have the meaning set forth in the introductory paragraph.

         "Registrable Securities" means the Underlying Shares and the Escrow Shares entitled to registration pursuant to Section 4.24 and Section 4.29.

         "Reporting Issuer" means a company that is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

         "Required Approvals" shall have the meaning set forth in Section
3.1(f).

         "Restriction Period" shall have the meaning set forth in Section
4.17(a).

         "Securities" means the Debentures, the Underlying Shares and the Escrow Shares.

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         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Short Sale" shall have the meaning set forth in Section 4.26 hereof.

         "Successors-in-Interest" shall have the meaning set forth in Section
4.31 hereof.

         "Trading Day" means (a) a day on which the Common Stock is quoted on the Nasdaq, the OTCBB or the principal stock exchange on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the Nasdaq, the OTCBB or any stock exchange, a day on which the Common Stock is quoted in the over-the-counter market, as reported by the Pinksheets LLC (or any similar organization or agency succeeding its functions of reporting prices).

         "Transaction Documents" means this Agreement and all exhibits and schedules hereto and all other agreements executed pursuant to this Agreement.

         "Underlying Shares" means the shares of duly issued Common Stock, without restriction and freely tradable pursuant to Rule 504 of Regulation D of the Securities Act, into which the Debentures and Second Debentures are convertible in accordance with the terms hereof, the Debentures.

                                   ARTICLE II

                   PURCHASE AND SALE OF CONVERTIBLE DEBENTURES

         2.1 Purchase and Sale; Purchase Price.

             (a) Subject to the terms and conditions set forth herein, the Company shall issue and sell and the Purchasers shall purchase an aggregate principal amount of One Million Dollars ($1,000,000) (the "Purchase Price") of the Debentures. The Debentures shall have the respective rights, preferences and privileges as set forth in the respective Debentures annexed as EXHIBIT A-1, EXHIBIT A-2, EXHIBIT A-3 and EXHIBIT A-4 hereto.

             (b) The Purchase Price shall be paid and attributable as follows:

                 (i) for the First Debenture A and First Debenture B aggregate cash in the amount of Five Hundred Thousand Dollars ($500,000); and

                 (ii) for the First Debenture C and First Debenture D, one promissory note of the Purchasers in the aggregate principal amount of Five Hundred Thousand Dollars ($500,000) annexed hereto as EXHIBIT K (the "Note"), to be paid in accordance with the terms of the Note.

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         2.2 Execution and Delivery of Documents; The Closing.

             (a) The Closing of the purchase and sale of the Debentures (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement (the "Closing Date"). On the Closing Date,

                 (i) the parties shall execute and deliver the Escrow Agreement to the Escrow Agent;

                 (ii) the Company shall deliver to the Purchasers the (A) the Disclosure Documents, (B) a duly executed copy of the Merger Agreement and (B) the legal opinions of counsel to the Company substantially in the form of EXHIBIT H and EXHIBIT I annexed hereto, addressed to the Purchasers and dated the date hereof;

                 (iii) the Company shall deliver to the Escrow Agent (A) original and duly executed Debentures registered in the names of each Purchaser and/or its assigns in the amount set forth opposite the appropriate Purchaser's name in SCHEDULE 1, (B) an original and duly executed Power of Attorney and (C) certificates representing the original Escrow Shares;

                 (iv) the Company shall execute and deliver to the Purchasers a certificate of its Chief Executive Officer, in the form of EXHIBIT J annexed hereto, certifying that attached thereto is a copy of resolutions duly adopted by the Board of Directors of the Company authorizing the Company to execute and deliver the Transaction Documents and to enter into the transactions contemplated thereby and the appointment, pursuant to Section 4.14 hereof, of the attorney-in-fact pursuant to the Power of Attorney (the "Attorney-in-Fact"); and

                 (v) the Purchasers shall deliver to the Escrow Agent the Purchase Price by wire transfer of immediately available funds in the amount of Five Hundred Thousand Dollars ($500,000) pursuant to written wire transfer instructions delivered by the Escrow Agent to the Purchasers at least three (3) Business Days prior to the Closing.

             (b) If this Agreement is terminated pursuant to Section 5.1 hereof, then, within two (2) Business Days from the date of termination, either the Company or the Purchasers shall notify the Escrow Agent of same, and

                 (i) the Escrow Agent shall, within two (2) Business Days of its receipt of such notice,

                     (A) return the Purchase Price to the Purchasers;

                     (B) return the Debentures to the Company;

                     (C) return the Note to the Purchasers; and

                     (D) return the Escrow Shares to the Company.

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         2.3 The Post-Closing.

             (a) The post-closing of the purchase and sale of the Debentures (the "Post-Closing") shall take place immediately after the Effective Date (the "Post-Closing Date") at the offices of Gottbetter & Partners, 488 Madison Avenue, New York, NY 10022; provided, however, that all of the transactions contemplated by the Merger Agreement shall have been consummated in accordance with the terms of the Merger Agreement prior to the Post-Closing; and further, provided, that the Post-Closing may not occur later than ten (10) days after the Closing Date (except if such 10th day is not a Business Day, then the next Business Day), unless each of the Purchasers agrees in writing in advance to an extension, which writing shall set forth the new Post-Closing Date. The Merger Agreement shall be executed immediately after the Closing.

             (b) At the Post-Closing,

                 (i) the Escrow Agent shall deliver to the Purchasers and/or their assigns the original and duly issued Debentures, each registered in the name of the Purchasers and in denominations specified by the Purchasers in the amounts set forth in SCHEDULE 1 hereto or with written notice to the Escrow Agent prior to the Post-Closing ;

                 (ii) the Company shall deliver to the Purchasers the following:

                      (A) certified copies of the Certificate of Merger as filed with the Secretary of State of the State of Florida;

                      (B) a certificate in the form of EXHIBIT L annexed hereto, dated the Post-Closing Date and signed by the Secretary of the Company, certifying (1) that attached thereto are true, correct and complete copies of (a) the Company's Certificate of Incorporation, as amended to the date thereof, (b) the Company's by-laws, as amended to the date thereof, and (c) a certificate of good standing from the Secretary of State of Florida and (2) the incumbency of the officer executing this Agreement;

                      (C) a certificate of the Company's Chief Executive
             Officer, dated the Post-Closing Date, in the form of EXHIBIT M annexed hereto, certifying that the representations and warranties of the Company contained in Article III hereof are true and correct in all material respects on the Post-Closing Date (except for representations and warranties that speak of a specific date, which representations and warrants shall be true, correct and complete in all material respects as of such date); and

                      (D) all other documents, instruments and writings required to have been delivered by the Company at or prior to the Post-Closing pursuant to this Agreement.

             (c) Upon receipt by the Purchasers of those items set forth in Sections 2.3(b)(i) through (ii) above, the Escrow Agent shall as soon as practicable deliver the following to or on behalf of BMOO, as applicable:

                 (i) the Purchase Price, (A) attributable to First Debenture A and First Debenture B, by wire transfer of immediately available funds


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         in the amount of Five Hundred Thousand Dollars ($500,000), minus all fees and expenses due under the Transaction Documents, to BMOO pursuant to written wire transfer instructions delivered by BMOO to the Escrow Agent at least three (3) Business Days prior to the Post-Closing Date and (B) attributable to First Debenture C and First Debenture D by delivery of the original executed Note to the promisee of the Note; and

                 (ii) all documents, instruments, and writings required to have been delivered or necessary at or prior to the Post-Closing by the Purchasers pursuant to this Agreement.

             (d) The Escrow Agent shall retain and hold the Escrow Shares, the First Debenture C and the First Debenture D, all of which shall be held in accordance with the terms of this Agreement, the Note and the Escrow Agreement.

         2.4 First Debenture C and First Debenture D. Subject to Section 4.28, the Escrow Agent will hold the First Debenture C and First Debenture D in escrow until either (i) the obligations under the Note by its terms becomes due and payable and is subsequently paid in full by the Purchaser, whereupon the Escrow Agent will deliver the First Debenture C and First Debenture D to the Purchaser or (ii) the obligations under the Note expire under its terms, whereupon the First Debenture C and First Debenture D will be delivered to the Company for cancellation.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to each of the Purchasers, all of which shall survive the Post-Closing;

             (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Florida, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company, taken as a whole (a "Material Adverse Effect").

             (b) Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and by each other Transaction Document and to otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated


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hereby and thereby have been duly authorized by all necessary action on the part of the Company. Each of this Agreement and each of the other Transaction Documents to which it is a party has been or will be duly executed by the Company and when delivered in accordance with the terms hereof or thereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

             (c) Capitalization. The authorized, issued and outstanding capital stock of the Company is set forth on SCHEDULE 3.1(C). No Debentures have been issued as of the date hereof. No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the Common Stock entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of this Agreement. Except as described in this Agreement, or disclosed in SCHEDULE 3.1(C), there are no outstanding options, voting agreements or merger agreements, arrangements, warrants, script, rights to subscribe to, registration rights, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Debentures hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of Common Stock or other securities, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or other securities, or securities or rights convertible or exchangeable into shares of Common Stock or other securities. The Company is not in violation of any of the provisions of its Certificate of Incorporation, bylaws or other charter documents.

             (d) Issuance of Securities. The Debentures and the Escrow Shares have been duly and validly authorized for issuance, offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder or in the Debentures against payment in accordance with the terms hereof, shall be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms. The Company has and at all times while the Debentures are outstanding will continue to maintain an adequate reserve of shares of Common Stock to enable it to perform its obligations under this Agreement and the Debentures except as otherwise permitted in this Agreement or the Debentures. When issued in accordance with the terms hereof and the Debentures, the Securities will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in SCHEDULE 3.1(D) or SCHEDULE 3.1(C) hereto, there is no equity, equity equivalent security, debt or equity lines of credit outstanding that is substantially similar to the Debentures, including any security having a floating conversion substantially similar to the Debentures; provided, however, that, except, as otherwise provided herein, nothing contained in this Section 3.1(d) shall be deemed to permit the Company to issue any convertible security or instrument or equity line of credit.

             (e) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of its Certificate of Incorporation or bylaws (each as amended through the date hereof) or (ii) be subject to obtaining any of the consents referred to in Section 3.1(f), conflict with, or constitute a default (or an event which with notice or


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lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including, but not limited to, those of other countries and the federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of clause (ii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company is not being conducted in violation in any material respect of any law, ordinance or regulation of any governmental authority.

             (f) Consents and Approvals. Other than the approval of its board of directors and stockholders, which have been obtained, and except as specifically set forth in SCHEDULE 3.1(F), the Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, except for the filing of the Certificate of Merger with the Secretary of State of the State of Florida to effect the Merger pursuant to the Merger Agreement, which shall be filed no later than ten (10) days from the Closing Date (together with the consents, waivers, authorizations, orders, notices and filings referred to in
SCHEDULE 3.1(F), the "Required Approvals").

             (g) Litigation; Proceedings. Except as specifically disclosed in
SCHEDULE 3.1(G), there is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) relates to or challenges the legality, validity or enforceability of any of the Transaction Documents, the Debentures and the Underlying Shares (ii) could, individually or in the aggregate, have a Material Adverse Effect or (iii) could, individually or in the aggregate, materially impair the ability of the Company to perform fully on a timely basis its obligations under the Transaction Documents.

             (h) No Default or Violation. Except as set forth in SCHEDULE 3.1(H) hereto, the Company (i) is not in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, except such defaults or violations as do not have a Material Adverse Effect, (ii) is not in violation of any order of any court, arbitrator or governmental body, except for such violations as do not have a Material Adverse Effect, or (iii) is not in violation of any statute, rule or regulation of any governmental authority which could (individually or in the aggregate) (x) adversely affect the legality, validity or enforceability of this Agreement, (y) have a Material Adverse Effect or (z) adversely impair the Company's ability or obligation to perform fully on a timely basis its obligations under this Agreement.

             (i) Certain Fees. No fees or commission will be payable by the Company to any investment banker, broker, placement agent or bank with respect to the consummation of the transactions contemplated hereby except as provided in Section 4.27 hereof.

             (j) Disclosure Documents. The Disclosure Documents taken as a whole are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             (k) Manner of Offering. Assuming such Purchasers' representations and warranties contained in Section 3.2 are true and correct (a) the Securities are being offered and sold to such Purchaser without registration under the Securities Act in a private placement that is exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act and without registration under the Minnesota Revised Statues, 1986 (the "Minnesota Act") in reliance upon the exemption provided by Section 80A.15.2(g) of the Minnesota Act and Administrative Rule 2875.0170; and (b) accordingly, the Securities are being issued without restriction and may be freely traded pursuant to Rule 504 of Regulation D of the Securities Act.

             (l) Non-Registered Offering. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Securities under the Securities Act) which might subject the offering, issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act.

             (m) Not a Reporting Company; Eligibility to use Exemption under 504(b). The Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. The Company has not sold any securities under Rule 504(b) in the last twelve months. The Company is eligible to issue securities exempt from registration pursuant to Rule 504 of Regulation D promulgated under the Securities Act. The Company is a development stage company that has a specific business plan that is other than to engage in a merger or acquisition with an unidentified company or companies.

             (n) No Undisclosed Liabilities. Except for the transactions contemplated in this Agreement and the Merger Agreement, there are no material liabilities of the Company, whether absolute, accrued, contingent or otherwise.

The Purchasers acknowledge and agree that the Company makes no representation or warranty with respect to itself or the transactions contemplated hereby other than those specifically set forth in Section 3.1 hereof.

         3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company as follows:

             (a) Organization; Authority. Such Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Minnesota with the requisite power and authority to enter into and to consummate the transactions contemplated hereby and by the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The acquisition of the Debentures to be purchased by such Purchaser hereunder has been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser and constitutes the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies or by other general principles of equity.

             (b) Investment Intent. Such Purchaser is acquiring the Debentures to be purchased by it hereunder, and will acquire the Underlying Shares relating to such Debentures, for its own account for investment purposes only and not with a view to or for distributing or reselling such Debentures or Underlying Shares or any part thereof or interest therein, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Debentures or Underlying Shares in compliance with applicable federal and state securities laws.

             (c) Purchaser Status. At the time such Purchaser was offered the Debentures to be acquired by it hereunder, it was, at the date hereof it is and at the Post-Closing it will be an "accredited investor" as defined in Rule 501(a) under the Securities Act. Such Purchaser is a resident in the State of Minnesota and no other jurisdiction.

             (d) Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Securities to be acquired by it hereunder, and has so evaluated the merits and risks of such investment.

             (e) Ability of Purchaser to Bear Risk of Investment. Such Purchaser is able to bear the economic risk of an investment in the Securities to be acquired by it hereunder and, at the present time, is able to afford a complete loss of such investment.

             (f) Prohibited Transactions. The securities to be acquired by such Purchaser hereunder are not being acquired, directly or indirectly, with the assets of any "employee benefit plan," within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended.

             (g) Access to Information. Such Purchaser acknowledges receipt of the Disclosure Documents and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Securities; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Disclosure Documents.

             (h) Reliance. Such Purchaser understands and acknowledges that (i) the Debentures being offered and sold to it hereunder are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Rule 504 of Regulation D under the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

         The Company acknowledges and agrees that the Purchasers make no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

                                   ARTICLE IV

                         OTHER AGREEMENTS OF THE PARTIES

         4.1 Manner of Offering. The Securities are being issued pursuant to Rule 504 (b) of Regulation D of the Securities Act. The Securities will be exempt from restrictions on transfer, and will carry no restrictive legend with respect to the exemption from registration under the Securities Act. The Company will use its best efforts to insure that it takes no actions that would jeopardize the availability of the exemption from registration under Rule 504(b) for the Securities and, if for any reason such exemption becomes unavailable due to the Company's action or failure to act, the Company shall cause the Securities to be registered under the Securities Act as required by Section 4.29.

         4.2 Furnishing of Information. As long as any of the Purchasers own any of the Securities, and unless and until the Securities are assumed by BMOO or the Company becomes subject to the reporting requirements under Section 13(a) or 15(b) of the Exchange Act, the Company will promptly furnish to such Purchaser financial information similar to that required to be reported in annual and quarterly reports comparable to those required by Section 13(a) or 15(d) of the Exchange Act (the "Non-Public Filings").

         4.3 Notice of Certain Events. The Company shall, on a continuing basis, as long as each of the Purchasers owns any of the Securities, (i) advise such Purchaser promptly after obtaining knowledge of, and, if requested by such Purchaser, confirm such advice in writing, of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of the Securities, for offering or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, or (B) any event that makes any statement of a material fact made by the Company in Section 3.1 or in the Disclosure Documents untrue or that requires the making of any additions to or changes in Section 3.1 or in the Disclosure Documents in order to make the statements therein, in each case at the time such Disclosure Documents were delivered to such Purchaser and in the light of the circumstances under which they were made, not misleading, (ii) use its commercially reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of the Securities under any state securities or Blue Sky laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Securities under any such laws, use its commercially reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

         4.4 Copies and Use of Disclosure Documents and Non-Public Filings. The Company (or, following the Post-Closing, BMOO) shall furnish each of the Purchasers, without charge, as many copies of the Disclosure Documents and the Non-Public Filings and any amendments or supplements thereto as such Purchaser may reasonably request. The Company consents to the use of the Disclosure Documents and the Non-Public Filings and any amendments and supplements to any of them by such Purchaser in connection with resales of the Securities.

         4.5 Modification to Disclosure Documents. If any event shall occur as a result of which, in the reasonable judgment of the Company or the Purchasers, it becomes necessary or advisable to amend or supplement any of the Disclosure Documents or the Non-Public Filings in order to make the statements therein, at the time such Disclosure Documents or the Non-Public Filings were delivered to such Purchaser and in the light of the circumstances under which they were made, not misleading, or if it becomes necessary to amend or supplement any of the Disclosure Documents or the Non-Public Filings to comply with applicable law, the Company shall as soon as practicable prepare an appropriate amendment or supplement to each such document in form and substance reasonably satisfactory to both the Purchasers and Company so that (i) as so amended or supplemented, each such document will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to the Purchasers, not misleading and (ii) the Disclosure Documents and the Non-Public Filings will comply with applicable law in all material respects.

         4.6 Blue Sky Laws. The Company shall cooperate with the Purchasers in connection with the exemption from registration of the Securities under the securities or Blue Sky laws of such jurisdictions as the Purchasers may request; provided, however, that the Company shall be not required in connection therewith to (a) qualify as a foreign corporation where they are not now so qualified, or (b) submit to taxation or general service of process in such jurisdiction. The Company agrees that it will execute all necessary documents and pay all necessary state filing or notice fees to enable the Company to sell the Securities to the Purchasers.

         4.7 Integration. The Company shall not and shall use its best efforts to ensure that no Affiliate shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers.

         4.8 Furnishing of Rule 144(c) Materials. The Company shall, for so long as any of the Securities remain outstanding and during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, make available to any registered holder of the Securities in connection with any sale thereof and any prospective purchaser of such Securities from such Person, such information in accordance with Rule 144(c)(2) promulgated under the Securities Act as is required to sell the Securities under Rule 144 promulgated under the Securities Act.

         4.9 Solicitation Materials. The Company shall not (i) distribute any offering materials in connection with the offering and sale of the Debentures or the Underlying Shares other than the Disclosure Documents and any amendments and supplements thereto prepared in compliance herewith or (ii) solicit any offer to buy or sell the Debentures or the Underlying Shares by means of any form of general solicitation or advertising.

         4.10 Subsequent Financial Statements. (a) Until the Post-Closing Date, if not otherwise publicly available, upon the written request of Purchasers, the Company shall promptly furnish to the Purchasers a copy of all financial statements for any period subsequent to the period covered by the financial statements included in the Disclosure Documents until the full conversion of the Debentures.

             (b) After the Post-Closing Date, if not otherwise publicly available, upon written request of Purchaser, BMOO shall promptly furnish to such Purchaser a copy of all financial statements relating to BMOO for any period subsequent to the period covered by the financial statements included in the Disclosure Documents until the full conversion of the Debentures.

         4.11 Prohibition on Certain Actions. From the date hereof through the Post-Closing Date, the Company shall not, without the prior written consent of the Purchasers, (i) amend its certificate or articles of incorporation, by-laws or other charter documents so as to adversely affect any rights of the Purchasers; (ii) split, combine or reclassify its outstanding capital stock;
(iii) declare, authorize, set aside or pay any dividend or other distribution with respect to the Common Stock; (iv) redeem, repurchase or offer to repurchase or otherwise acquire shares of its Common Stock; or (v) enter into any agreement with respect to any of the foregoing other than the Merger Agreement.

         4.12 Listing of Common Stock. Until the Post-Closing Date, if the Common Stock shall become listed on the OTCBB or on another exchange, the Company shall (a) use its commercially reasonable best efforts to maintain the listing of its Common Stock on the OTCBB or such other exchange on which the Common Stock is then listed until expiration of each of the periods during which the Debentures may be converted and (b) shall provide to each of the Purchasers evidence of such listing. After the Post-Closing Date, the references in this
Section 4.12 to Company and Common Stock shall be deemed references to BMOO and the common stock of BMOO, respectively.

         4.13 Escrow. The Company and the Purchasers agree to execute and deliver, simultaneously with the execution and delivery of this Agreement, the escrow agreement attached hereto and made part hereof as EXHIBIT F (the "Escrow Agreement"), and to issue into escrow (A) the certificates to be held by the Escrow Agent, registered in the name of the Purchasers and without any restrictive legend of any kind, pursuant to the terms of such escrow and (B) the Note.

         4.14 Conversion Procedures; Maintenance of Escrow Shares. (a) EXHIBIT E attached hereto and made a part hereof sets forth the procedures with respect to the conversion of the Debentures, including the forms of Notice of Conversion to be provided upon conversion instructions as to the procedures for conversion and such other information and instructions as may be reasonably necessary to enable the Purchasers or their permitted transferee(s) to exercise the right of conversion smoothly and expeditiously.

         (b) The Company agrees that, at any time the conversion price of the Debentures is such that the number of Escrow Shares for the Debentures is less than 200% of the number of shares of Common Stock that would be needed to satisfy full conversion of all of such Debentures then outstanding, given the then current conversion price (the "Full Conversion Shares"), upon five (5) Business Days written notice of such circumstance to the Company by either of the Purchasers and/or the Escrow Agent, the Company shall issue additional share certificates in the name of such Purchaser and/or its assigns in denominations specified by such Purchaser, and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Debentures is equal to 200% of the Full Conversion Shares.

         (c) Subject to Section 4.14(d), the Purchasers shall not be entitled to convert the First Debentures and the Second Debentures into a number of shares of Common Stock exceeding 6,000,000 Escrow Shares (the "Maximum Share Limit").

         (d) If the Per Share Market Value of the Common Stock is such that the aggregate number of shares of Common Stock issued and then issuable upon conversion of the Debentures would exceed 6,000,000 shares (as adjusted for stock splits, reverse stock splits, and the like), then upon five (5) Business Days written notice of such circumstance to the Company by either of the Purchasers and/or the Escrow Agent, the Company shall, at its option, (a) increase the Maximum Share Limit to comply with Section 4.14(b) or (b) redeem the unconverted amount of all of the Debentures in whole at one hundred twenty five percent (125%) of the unconverted amount of the Debentures being redeemed plus accrued interest thereon; provided, however, that if the Company does not respond to such written notice within five (5) Business Days of its delivery, the Maximum Share Limit shall automatically increase to the number of Full Conversion Shares.

         (e) In the event there is a reverse stock split or forward stock split of the common stock of BMOO, all references to "200%" in this Section 4.14 shall be "2,000%".

         4.15 Attorney-in-Fact. To effectuate the terms and provisions of this Agreement, the Escrow Agreement and the Note, the Company hereby agrees to give the Power of Attorney. All acts done under such power of attorney are hereby ratified and approved and neither the Attorney-in-Fact nor any designee or agent thereof shall be liable for any acts of commission or omission, for any error of judgment or for any mistake of fact or law, as long as the Attorney-in-Fact is operating within the scope of the Power of Attorney and this Agreement and its exhibits. The Power of Attorney, being coupled with an interest, shall be irrevocable while any of the Debentures remain unconverted or any portion of this Agreement or the Escrow Agreement remains unsatisfied. In addition, the Company shall give the Attorney-in-Fact resolutions executed by the Board of Directors of the Company which authorize transfers of the Debentures, future issuances of the Underlying Shares for the Debentures, and which resolutions state that they are irrevocable while any of the Debentures remain unconverted, or any portion of this Agreement or the Escrow Agreement remains unsatisfied.

         4.16 Indemnification.

             (a) Indemnification

                 (i) The Company shall, notwithstanding termination of this Agreement, indemnify and hold harmless each of the Purchasers and their officers, directors, agents, employees and affiliates, each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each such Person, a "Control Person") and the officers, directors, agents, employees and affiliates of each such Control Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by the Company under this Agreement or any other Transaction Document.

                 (ii) The Purchasers shall, notwithstanding termination of this Agreement, indemnify and hold harmless the Company, its officers, directors, agents and employees, each Control Person of the Company and the officers, directors, agents and employees of each Control Person, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of, or relating to, a breach or breaches of any representation, warranty, covenant or agreement by the Purchasers under this Agreement or any other Transaction Documents.

             (b) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

             An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in, but not control, the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impeded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such

Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of the claim against the Indemnified Party but will retain the right to control the overall Proceedings out of which the claim arose and such counsel employed by the Indemnified Party shall be reasonably acceptable to the Indemnifying Party and shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding, provided, however, the Indemnifying Party may settle or compromise any asserted liability without the consent of the Indemnitee so long as such settlement or compromise releases the Indemnitee and does not include any admission or statement of fault against the Indemnitee.

             All fees and expenses of the Indemnified Party to which the Indemnified Party is entitled hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party.

             No right of indemnification under this Section 4.16 shall be available as to a particular Indemnified Party if there is a non-appealable final judicial determination that such Losses arise solely or substantially out of the negligence or bad faith of such Indemnified Party in performing the obligations of such Indemnified Party under this Agreement or a breach by such Indemnified Party of its obligations under this Agreement.

             (c) Contribution. If a claim for indemnification under Section 4.16(a) is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section 4.16 would apply by its terms (other than by reason of exceptions provided in this Section 4.16), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other and the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether there was a judicial determination that such Losses arise in part out of the negligence or bad faith of the Indemnified Party in performing the obligations of such Indemnified Party under this Agreement or the Indemnified Party's breach of its obligations under this Agreement. The amount paid or payable by a party as a result of any Losses shall be deemed to include any attorneys' or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party.

             (d) Non-Exclusivity. The indemnity and contribution agreements contained in this Section are in addition to any obligation or liability that the Indemnifying Parties may have to the Indemnified Parties.

         4.17 Exclusivity. During the five year period commencing on the Post-Closing Date (the "Restriction Period") or until the Debentures are paid in full which ever comes first, (A) except for the First Debenture C and First Debenture D, the Company and its Affiliates shall not issue or offer (i) any convertible security and (ii) any security issued pursuant to Rule 504 of Regulation D promulgated under the Securities Act and (B) the Company and its Affiliates shall not offer any equity lines of credit. The Company may request that the restrictions in this Section 4.17 be waived. Except as specifically set forth above, the Company may engage in any other debt or equity financing during the Restriction Period.


         4.18 Purchasers' Ownership of Common Stock. In addition to and not in lieu of the limitations on conversion set forth in the Debentures, the conversion rights of each Purchaser set forth in the Debentures shall be limited, solely to the extent required, from time to time, such that, unless such Purchaser gives written notice 75 days in advance to the Company of such Purchaser's intention to exceed the Limitation on Conversion as defined herein, with respect to all or a specified amount of the Debentures and the corresponding number of the Underlying Shares in no instance shall such Purchaser (singularly, together with any Persons who in the determination of such Purchaser, together with such Purchaser, constitute a group as defined in Rule 13d-5 of the Exchange Act) be entitled to convert the Debentures to the extent such conversion would result in such Purchaser beneficially owning more than five percent (5%) of the outstanding shares of Common Stock of the Company. For these purposes, beneficial ownership shall be defined and calculated in accordance with Rule 13d-3, promulgated under the Exchange Act (the foregoing being herein referred to as the "Limitation on Conversion"); provided, however, that the Limitation on Conversion shall not apply to any forced or automatic conversion pursuant to this Agreement or the Debentures; and provided, further that if such Purchaser shall have declared an Event of Default and, if a cure period is provided, the Company shall not have properly and fully cured such Event of Default within any such cure period, the provisions of this Section
4.18 shall be null and void from and after such date. The Company shall, promptly upon its receipt of a Notice of Conversion tendered by such Purchaser (or its sole designee) for the Debentures, as applicable, notify such Purchaser by telephone and by facsimile (the "Debenture Notice") of the number of shares of Common Stock outstanding on such date and the number of Underlying Shares, which would be issuable to such Purchaser (or its sole designee, as the case may be) if the conversion requested in such Notice of Conversion were effected in full and the number of shares of Common Stock outstanding giving full effect to such conversion whereupon, in accordance with the Debentures, notwithstanding anything to the contrary set forth in the Debentures, such Purchaser may, by notice to the Company within one (1) Business Day of its receipt of the Debenture Notice by facsimile, revoke such conversion to the extent (in whole or in part) that such Purchaser determines that such conversion would result in the ownership by such Purchaser of shares of Common Stock in excess of the Limitation on Conversion. The Debenture Notice shall begin the 75 day advance notice required in this Section 4.18.

         4.19 Purchasers' Rights if Trading in Common Stock is Suspended. If the Common Stock is listed on any exchange, then at any time after the Post-Closing if trading in the shares of the Common Stock is suspended (and not reinstated within ten (10) Trading Days) on such stock exchange or market upon which the Common Stock is then listed for trading (other than as a result of the suspension of trading in securities on such market generally or temporary suspensions pending the release of material information), or the Common Stock is delisted from the OTCBB (and not reinstated within ten (10) Trading Days), then, at the option of each of the Purchasers exercisable by giving written notice to the Company (the "Redemption Notice"), the Company shall redeem, as applicable, all of the Debentures and Underlying Shares owned by such Purchaser within seven
(7) Business Days at an aggregate purchase price equal to the sum of:

             (i) the product of (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (a) the date of the Redemption Notice, (b) the date of payment in full of the repurchase price under this
Section 4.19 recalculated as of such payment date, or (c) the day when the Common Stock was suspended, delisted or deleted from trading, whichever is greater, multiplied by (2) the aggregate number of Underlying Shares then held and owned by such Purchaser;

             (ii) the greater of (A) the outstanding principal amount and accrued and unpaid interest on the Debentures owned by such Purchaser and (B) the product of (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (a) the date of the Redemption Notice, (b) the date of payment in full of the repurchase price under this Section 4.19 recalculated as of such payment date, or (c) the day when the Common Stock was suspended, delisted or deleted from trading, whichever is greater, and (2) the aggregate number of Underlying Shares issuable upon the conversion of the outstanding Debentures then held and owned by the Purchaser utilizing the conversion procedures contained in the Debentures (without taking into account the Limitation on Conversion described in Section 4.18 hereof); and

             (iii) interest on such amounts set forth in (i) and (ii) above accruing from the seventh (7th) Business Day after the date of the Redemption Notice until the repurchase price under this Section 4.19 is paid in full, at the rate of fifteen percent (15%) per annum;

provided, however, if the Note has not been paid in full by the Purchasers to the Company (whether or not it is otherwise then due or payable by its terms),
(i) any payments from the Company to the Purchasers pursuant to this Section
4.19 will be offset by the principal amount of the Note then not paid in full and (ii) "Debentures" shall specifically refer to First Debenture A, First Debenture B, First Debenture C and First Debenture D.

         4.20 No Violation of Applicable Law. Notwithstanding any provision of this Agreement to the contrary, if the redemption of the Debentures or the Underlying Shares otherwise required under this Agreement or the Debentures would be prohibited by the relevant provisions of Florida law, such redemption shall be effected as soon as it is permitted under such law; provided, however, that interest payable by the Company with respect to any such redemption shall accrue in accordance with Section 4.19.

         4.21 Redemption Restrictions. Notwithstanding any provision of this Agreement to the contrary, if any redemption of the Debentures or the Underlying Shares otherwise required under this Agreement or the Debentures would be prohibited in the absence of consent from any lender to the Company, or by the holders of any class of securities of the Company, the Company shall use its best efforts to obtain such consent as promptly as practicable after any such redemption is required. Interest payable by the Company with respect to any such redemption shall accrue in accordance with Section 4.19 until such consent is obtained. Nothing contained in this Section 4.21 shall be construed as a waiver by the Purchasers of any rights it may have by virtue of any breach of any representation or warranty of the Company herein as to the absence of any requirement to obtain any such consent.

         4.22 No Other Registration Rights. During the period commencing on the date hereof and ending on the Post-Closing Date, the Company shall not file any registration statement that provides for the registration of shares of Common Stock to be sold by security holders of the Company, other than the Purchasers and/or their respective Affiliates or assigns, without the prior written consent of the Purchasers or their assigns, provided, however, that the limitation on the right to file registration statements contained in this Section 4.22 shall not apply to registration statements relating solely to (i) employee benefit plans, notwithstanding the inclusion of a resale prospectus for securities received under any such employee benefit plan, or (ii) business combinations not otherwise prohibited by the terms of this Agreement or the other Transaction Documents. This registration restriction is in addition to the Company's registration restrictions set forth in Section 4.24.

         4.23 Merger or Consolidation. Until the earlier of (a) the full conversion of the Debentures and (b) the Maturity Date of the Debentures (as that term is defined in the Debentures), the Company will not, in a single transaction or a series of related transactions (other than the Merger), (i) consolidate with or merge with or into any other Person, or (ii) permit any other Person to consolidate with or merge into it, unless (w) either (A) the Company shall be the survivor of such merger or consolidation or (B) the surviving Person shall expressly assume by supplemental agreement all of the obligations of the Company under the Debentures, this Agreement and the other Transaction Documents; (x) immediately before and immediately after giving effect to such transactions (including any indebtedness incurred or anticipated to be incurred in connection with the transactions), no Event of Default shall have occurred and be continuing; (y) if the Company is not the surviving entity, such surviving entity's common shares will be listed on either The New York Stock Exchange, American Stock Exchange, Nasdaq National Market or Nasdaq SmallCap Market, or the OTCBB on or prior to the closing of such transaction(s) and (z) the Company shall have delivered to the Purchasers an officer's certificate and opinion of counsel, each stating that such consolidation, merger (other than the Merger) or transfer complies with this Agreement, that the agreements relating to such transaction(s) provide that the surviving Person agrees to be bound by this Agreement and that all conditions precedent in this Agreement relating to such transaction(s) have been satisfied.

         4.24 Registration of Escrow Shares. (a) So long as the Purchasers and/or their assigns owns any of the Securities and the Underlying Shares would not be freely transferable without registration, the Company agrees not to file a registration statement with the SEC without Purchasers' express written consent, other than on Form 10, Form S-4 (except for a public reoffering or resale) or Form S-8 without first having registered (or simultaneous registering) the Registrable Securities for resale under the Securities Act and in such states of the United States as the holders thereof shall reasonably request.

         (b) If the Company shall propose to file with the SEC any registration statement other than a Form 10, Form S-4 (except for a public reoffering or resale) or Form S-8 which would cause, or have the effect of causing, the

Company to become a Reporting Issuer or to take any other action, other than the sale of the Debentures to the Purchasers hereunder, the effect of which would be to cause the Underlying Shares to be restricted securities (as such term is defined in Rule 144 promulgated under the Securities Act), the Company agrees to give written notification of such to the holders of the Securities at least two weeks prior to such filing or taking of the proposed action. If any of the Securities are then outstanding, the Company agrees to include in such registration statement the Registrable Securities unless the Underlying Shares would be freely transferable upon conversion of the Debentures without such registration, so as to permit the public resale thereof.

         If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company will so advise the holders of the Securities. In such event, these registration rights shall be conditioned upon such holder's participation in such underwriting and the inclusion of such holder's Registrable Securities in the underwriting to the extent provided herein. All holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter selected by the Company. In the event that the lead or managing underwriter in its good faith judgment determines that material adverse market factors require a limitation on the number of shares to be underwritten, the underwriter may limit the number of Registrable Securities. In such event, the Company shall so advise all holders of securities requesting registration, and the number of shares of the Registrable Securities that are entitled to be included in the registration and underwriting shall be allocated pro rata among all holders and other participants, including the Company, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they had requested to be included in such registration statement at the time of filing the registration statement. If any holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter, provided such notice is delivered within sixty (60) days of full disclosure of such terms to such holder, without thereby affecting the right of such holder to participate in subsequent offerings hereunder.

         (c) Notwithstanding the foregoing, if the Company for any reason shall have taken any action, other than the sale of the Debentures to the Purchasers hereunder, the effect of which would be to cause the Registrable Securities to be restricted securities (as such term is defined in Rule 144 promulgated under the Securities Act), the Company agrees to use its best efforts to file a registration statement with the SEC and use its best efforts to have such registration statement declared effective by the SEC which would permit the public resale of the Registrable Securities under the Securities Act and in such states of the United States as the holders thereof shall reasonably request.

         (d) The Company agrees to keep any registration required pursuant to this Section 4.24 continuously effective under the Securities Act and with such states of the United States as the holders of the Registrable Securities shall reasonably request until the earlier of (i) the date on which all of the Registrable Securities covered by any such registration have been sold, (ii) two
(2) years from the effective date of any such registration, or (iii) the date on which all of the Registrable Securities may be sold without restriction pursuant to Rule 144 of the Securities Act. All costs and expenses of any such registration and related Blue Sky filings and maintaining continuous effectiveness of such registration and filings shall be borne by the Company, other than underwriters and brokers, fees and commissions.

         (e) The Escrow Shares shall be registered by the Company under the Securities Act if required by Section 4.29 and subject to the conditions stated therein.

         (f) Each holder of Registrable Securities agrees to cooperate and assist the Company in preparing and filing any registration statement required to be filed pursuant to this Agreement, including, without limitation, providing the Company with such information about the holder and answering such questions as deemed reasonably necessary by the Company in order to complete such registration statement. Until such time as the Company is no longer required to keep the registration statement effective, each holder of Registrable Securities agrees to immediately notify the Company of any change to the information provided to the Company in connection with the preparation or maintenance of the registration statement, and each such holder agrees to certify to the accuracy and completeness of all information provided by it to the Company or its representatives in connection with such registration statement.

         4.25 Liquidated Damages. The Company understands and agrees that a breach by the Company of Section 4.1, Section 4.24, Section 4.29, Section 4.30 or an Event of Default as contained in this Agreement and/or any other Transaction Document will result in substantial economic loss to the Purchasers, which loss will be extremely difficult to calculate with precision. Therefore, if, for any reason the Company breaches Sections 4.1, Section 4.24, Section 4.29, Section 4.30 or fails to cure any Event of Default under Section 5.1, as compensation and liquidated damages for such breach or default, and not as a penalty, the Company agrees to pay the Purchasers an amount equal to three times the Purchase Price and the Purchasers, upon receipt of such payment, shall return any unconverted Debentures to the Company. The Company shall, upon demand, pay the Purchasers such liquidated damages by wire transfer of immediately available funds to an account designated by the Purchasers. Nothing herein shall limit the right of the Purchasers to pursue actual damages (less the amount of any liquidated damages received pursuant to the foregoing) for the Company's breach of Section 4.1, Section 4.24, Section 4.29, Section 4.30 or failure to cure an Event of Default under Section 5.1, consistent with the terms of this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, THE COMPANY'S OBLIGATIONS UNDER THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

         4.26 Short Sales. The Purchasers agree they will not enter into any Short Sales (as hereinafter defined) until the earlier to occur of the date that such Purchaser no longer owns the Debentures and the Maturity Date. For purpose hereof, a "Short Sale" shall mean a sale of Common Stock by such Purchaser that is marked as a short sale and that is made at a time when there is no equivalent offsetting long position in the Common Stock by such Purchaser. For the purposes of determining whether there is an equivalent offsetting long position in the Common Stock held by such Purchaser, shares of Common Stock issuable upon conversion of the Debentures shall be deemed to be held long by such Purchaser with respect to the Underlying Shares for which a Notice of Conversion is delivered within two (2) Trading Days following the Trading Day that such Short Sale is entered into.

         4.27 Fees. The Company will pay the following fees and expenses in connection with the transactions contemplated hereby: (a) to G&P (i) legal fees for document production in the amount of $20,000 and (ii) all reasonable out-of-pocket expenses incurred in connection with such document production, (b) to the Escrow Agent, $5,000 for the escrow agent fee, and (c) to Jehu Hand (i) legal fees in the amount of $5,000 and (ii) all reasonable out-of-pocket expenses incurred. Unless paid prior, all fees and expenses will be paid at Post-Closing and the Company and the Purchasers hereby authorize and direct the Escrow Agent to deduct such fees and expenses directly from escrow prior to distributing any funds to the Company. Except with respect to the fees set forth in part (b) of this Section 4.27 and except as otherwise set forth in the Retainer Agreement, all fees and expenses shall be paid regardless of whether the transactions contemplated hereby are closed or otherwise completed. All fees to be paid hereunder shall have no offsets, are non-refundable and non-cancelable.

         4.28 First Debenture C, First Debenture D and Note. Notwithstanding anything contained herein, in the Debentures, or in the Note to the contrary, the First Debenture C and the First Debenture D shall not accrue interest, shall not be convertible, and shall not be subject to repayment by the Company at its maturity, and the Note shall not be due and payable and shall not be deemed part of the "Purchase Price" for purposes of Section 4.25 hereof, unless and until:

              (i) the closing bid price per share of the common stock of BMOO having been at or above the Fixed Conversion Price (as defined in the First Debenture A and the First Debenture B) for thirty (30) consecutive Trading Days at any time from the date hereof until the Maturity Date (as defined in the First Debenture C and First Debenture D); and

              (ii) the number of Escrow Shares for the aggregate principal amount of the Debentures then outstanding, First Debenture C and First Debenture D is at least 200% of the number of shares of common stock of BMOO that would be needed to satisfy full conversion of all such unconverted Debentures, provided, however, that if subparagraph (i) is satisfied and subparagraph (ii) is not, BMOO shall increase in accordance with
              Section 4.14, the number of Escrow Shares to cover 200% of the number of shares of common stock of BMOO that would be needed to satisfy full conversion of all of such Debenture; provided, further, that, notwithstanding the foregoing, the First Debenture C and the First Debenture D shall not accrue interest, shall not be convertible, and shall not be subject to repayment by the Company at its maturity, and the Note shall not be deemed part of the "Purchase Price" for purposes of Section 4.25 hereof, unless and until the Note is paid in full by the Purchasers or their successors and assigns provided, further, that if a reverse stock split or forward stock split of the common stock of BMOO occurs, "200%" in this paragraph shall be "2,000%".

         4.29 Changes to Federal and State Securities Laws. If any of the Securities require registration with or approval of any governmental authority under any federal (including but not limited to the Securities Act or similar federal statute then in force) or state law, or listing on any national securities exchange, before they may be resold or transferred without any restrictions on their resale or transfer for reasons including, but not limited to, a material change in Rule 504 of Regulation D promulgated under the

Securities Act or a change to the exemption for sales made to Accredited Investors in the state in which the Purchasers reside, the Company will, at its expense, (a) as expeditiously as possible cause the Registrable Securities to be duly registered or approved or listed on the relevant national securities exchange, as the case may be, and (b) keep such registration, approval or listing, as the case may be, continuously effective until the earlier of (i) the date on which all of the Registrable Securities have been sold, (ii) two (2) years from the effective date of any such registration, or (iii) the date on which all of the Securities may be sold without restriction pursuant to Rule 144 of the Securities Act; subject to the terms and limitations set forth in section
4.24. The Registrable Securities shall be registered by the Company under the Securities Act if required by Section 4.24 and subject to the conditions stated therein.
         4.30 Merger Agreement. Immediately upon the Effective Date, all of the transactions contemplated by the Merger Agreement shall be consummated in accordance with the terms thereof.

         4.31 Future Financing. If, at any time any of the Debentures are outstanding, the Company, or its successors in interest due to mergers, consolidations and/or acquisitions (the "Successors-in-Interest"), is funded an amount equal to or exceeding Five Million United States Dollars ($5,000,000), the Company or the Successors-in-Interest, as the case may be, agrees to pay the Purchasers an amount equal to One Hundred Fifty Percent (150%) of the then outstanding Debentures (the "Lump Sum Payment"). Upon the Purchasers' receipt of the Lump Sum Payment, any and all remaining obligations then outstanding between the Company or the Successors-in-Interest, as the case may be, and the Purchasers in connection with this Agreement and the Debentures shall be deem satisfied, and the Agreement and the Debentures shall be terminated. This provision shall survive both Closing and Post-Closing.

         4.32 Applicability of Agreements after Post-Closing. At the Effective Date or upon the consummation of any other merger or other transaction pursuant to which the Company's obligations under the Debentures are assumed by another party (whether or not such assumption is joint and several), the Company shall be released from, and have no further obligation pursuant to Sections 4.1 through 4.6, 4.8, 4.10, 4.12, 4.14, 4.16 through 4.27, 4.29 and 4.31 hereof, and any reference to the Company in such sections shall instead be deemed to refer solely to the party that assumes the Debentures.

         4.33 Company's Right of Redemption. In addition to any right of the Company to redeem any unconverted amount of the Debentures, the Company shall have any redemption right set forth in the Debentures. Notwithstanding anything contained herein or in the Debentures to the contrary, the Company shall only have the right to redeem, in whole, the aggregate principal balance of the outstanding First Debentures and Second Debentures. The Company shall specifically not have the right to redeem a portion of the aggregate principal balance of the outstanding Debentures.

         4.34 Stock Split. BMOO shall not perform a reverse stock split or forward stock split (the "Stock Split") unless and until the number of Escrow Shares for the outstanding Debentures is equal to or greater than 2,000% of the Full Conversion Shares immediately following the Stock Split.

                                    ARTICLE V

                                   TERMINATION

         5.1 Termination by the Company or the Purchasers. This Agreement shall be terminated as follows upon the occurrence of any of the following events (each an "Event of Default"):

             (a) Automatically terminated prior to Post-Closing if:

                 (i) there shall be in effect any statute, rule, law or regulation, including an amendment to Regulation D or an interpretive release promulgated or issued thereunder, that prohibits the consummation of the Post-Closing or if the consummation of the Post-Closing would violate any non-appealable final judgment, order, decree, ruling or injunction of any court of or governmental authority having competent jurisdiction;

                 (ii) the Post-Closing shall not have occurred by the Post-Closing Date through no fault of the Company;

                 (iii) the common stock of BMOO is not registered under Section 12 of the Exchange Act;

                 (iv) BMOO is not current in its reporting obligations under
         Section 13 or 15(d) of the Exchange Act;

                 (v) an event occurs prior to the Post-Closing requiring BMOO to report such event to the SEC on Form 8-K and not otherwise set forth in
         Schedule 5.1, provided, however, such event shall only include the following items under Form 8-K: Item 5.01; Item 2.01, to the extent that any event reported under Item 2./01 involves a change in the nature of BMOO's business; Item 1.03; Item 4.01 (provided further, that as to Item 4.01, only if the event requires disclosure under Item 304(a)(1)(iv) of Regulation S-B or under Item 304(a)(1)(iv) of Regulation S-K, as applicable); Item 7.01; or Item 2.02;

                 (vi) the Company causes the Post-Closing to not occur by the Post-Closing Date;

                 (vii) if BMOO becomes listed for trading on the OTCBB, trading in the common stock of BMOO has been suspended, delisted, or otherwise ceased by the Commission or the NASD or other exchange or the Nasdaq (whether the National Market or otherwise); or

                 (viii) the Company fails to deliver or cause to be delivered the Debentures and Escrow Shares as required by and by the date set forth in Section 2.2 hereof.

             (b) By Purchasers giving written notice of such termination to the Company, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents following receipt by the Company of notice of such breach.

             (c) By Company giving written notice of such termination to the Purchasers, if the Purchasers have materially breached any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents and such breach is not cured within five (5) Business Days following receipt by the Purchasers of notice of such breach.

         5.2 Remedies. Notwithstanding anything else contained herein to the contrary, if an Event of Default has occurred pursuant to Section 5.1, the defaulting party shall be deemed in default hereof and the non-defaulting party shall be entitled to pursue all available rights without further notice. The defaulting party shall pay all attorney's fees and costs incurred in enforcing this Agreement and the other Transaction Documents. In addition, all unpaid amounts shall accrue interest at a rate of 15% per annum.

                                   ARTICLE VI

                      LEGAL FEES AND DEFAULT INTEREST RATE

         In the event any party hereto commences legal action to enforce its rights under this Agreement or any other Transaction Document, the non-prevailing party shall pay all reasonable costs and expenses (including but not limited to reasonable attorney's fees, accountant's fees, appraiser's fees and investigative fees) incurred in enforcing such rights. In the event of an Event of Default by any party hereunder, interest shall accrue on all unpaid amounts due the aggrieved party at the rate of 15% per annum, compounded annually.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 Fees and Expenses. Except as set forth in this Agreement each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay the fees of $5,000 to the Escrow Agent as set forth in
Section 4.27 hereto and all stamp and similar taxes and duties levied in connection with the issuance of the Debentures (and, upon conversion, the Underlying Shares) pursuant hereto. The Purchasers shall be responsible for any taxes (other than income taxes) payable by the Purchasers that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement or any other Transaction Document. Whether or not the transactions contemplated hereby and thereby are consummated or this Agreement is terminated. The Company shall pay (i) all costs, expenses, fees and all taxes incident to and in connection with: (A) the preparation, printing and distribution of any registration statement required hereunder and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all preliminary and final Blue Sky memoranda and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the issuance and delivery of the Securities, (C) the exemption from registration of the Securities for offer and sale to the Purchasers under the securities or Blue Sky laws of the applicable jurisdiction,
(D) furnishing such copies of any registration statement required hereunder, the preliminary and final prospectuses and all amendments and supplements thereto, as may reasonably be requested for use in connection with resales of the Securities, and (E) the preparation of certificates for the Securities (including, without limitation, printing and engraving thereof), (ii) all fees and expenses of counsel and accountants of the Company and (iii) all expenses and fees of listing on securities exchanges, if any.

         7.2 Entire Agreement; Amendments. This Agreement, together with all of the Exhibits and Schedules annexed hereto, and any other Transaction Document contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. This Agreement shall be deemed to have been drafted and negotiated by both parties hereto and no presumptions as to interpretation, construction or enforceability shall be made by or against either party in such regard.

         7.3 Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed to have been duly given only if delivered to the party personally or sent to the party by facsimile upon electronic confirmation and receipt (promptly followed by a hard-copy delivered in accordance with this Section 7.3) or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or if sent by nationally recognized overnight courier, one day after being mailed certification fees thereon prepaid, addressed to the party at its address set forth below:

             If to the Company:        GOT PIZZA MUSIC CAFE CLEARWATER I, INC.
                                       483 Mandalay Ave.
                                       Clearwater, Florida 33767
                                       Tel: (312) 282-5678
                                       Fax: (312) 282-5678

             If to the Purchasers:     See SCHEDULE 1 attached hereto

             With copies to:           Gottbetter & Partners, LLP
                                       488 Madison Avenue
                                       New York, NY 10022
                                       Attn:  Adam S. Gottbetter, Esq.
                                       Tel:  (212) 400-6900
                                       Fax:  (212) 400-6901

             If to Escrow Agent:       Gottbetter & Partners, LLP
                                       488 Madison Avenue
                                       New York, NY 10022
                                       Attn:  Adam S. Gottbetter, Esq.
                                       Tel:  (212) 400-6900
                                       Fax:  (212) 400-6901

or such other address as may be designated hereafter by notice given pursuant to the terms of this Section 7.3.

         7.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchasers, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may be assigned by the Purchasers to an accredited investor without the consent of the Company as long as such assignee agrees to be bound by this Agreement. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Company without the prior written consent of the Purchasers. It is agreed that the Company may assign all of the rights, interests and obligations hereunder to BMOO pursuant to the Merger Agreement.

         7.7 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

         7.8 Governing Law; Venue; Service of Process. The parties hereto acknowledge that the transactions contemplated by this Agreement and the exhibits hereto bear a reasonable relation to the State of New York. The parties hereto agree that the internal laws of the State of New York shall govern this Agreement and the exhibits hereto, including, but not limited to, all issues related to usury. Any action to enforce the terms of this Agreement or any of its exhibits shall be brought exclusively in the state and/or federal courts situated in the County and State of New York. Service of process in any action by any of the Purchasers to enforce the terms of this Agreement may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the Company at its principal address set forth in this Agreement.

         7.9 Survival. The agreements and covenants of the parties contained in
Article IV and this Article VII shall survive the Post-Closing (or any earlier termination of this Agreement).

         7.10 Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

         7.11 Publicity. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, unless counsel for the disclosing party deems such public statement to be required by applicable federal and/or state securities laws. Except as otherwise required by applicable law or regulation, the Company will not disclose to any third party the names of the Purchasers.

         7.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

         7.13 Limitation of Remedies. With respect to claims by the Company or the Purchasers or any person acting by or through the Company or the Purchasers for remedies at law or at equity relating to or arising out of a breach of this Agreement, liability, if any, shall, in no event, include loss of profits or incidental, indirect, exemplary, punitive, special or consequential damages of any kind.

         7.14 Omnibus Provision. Anything contained herein or in the other Transaction Documents notwithstanding, in the event that the Common Stock shall become listed on the American Stock Exchange and subsequently ceases to be listed for trading on the American Stock Exchange, then any reference thereto in this Agreement or the other Transaction Documents shall be deemed to be a reference to (a) the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange, Nasdaq, or (c) if the Common Stock is not then listed or admitted to trading on Nasdaq, OTCBB, or (d) if the Common Stock is not then listed or admitted to trading on OTCBB, then the over-the-counter market reported by the Pinksheets LLC (or similar organization or agency succeeding to its functions of reporting prices).

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

                             Company:

                             GOT PIZZA MUSIC CAFE CLEARWATER I, INC.


                             By:   ________________________
                                   Name:
                                   Title:     President



                             Purchasers:

                             HEM MUTUAL ASSURANCE LLC

                             By:   ________________________
                                   Name:      Pierce Loughran
                                   Title:     Manager


                             HIGHGATE HOUSE, LLC

                             By: HH Advisors, LLC, its Managing Member

                                   By: Spencer Investment Group, Inc., its
                                   Managing Member

                             By:
                                 -------------
                                   Name:
                                   Title: President

                                   Schedule 1

                                   Purchasers


--------------------------------------- ---------------------------------
    Name and Address of Purchaser          Amount of Debentures to be
                                                   Purchased
--------------------------------------- ---------------------------------
HEM Mutual Assurance LLC
60 South Sixth Street                      $450,000 First Debenture A
Suite 3000                                 $450,000 First Debenture C
Minneapolis, Minnesota 55402
--------------------------------------- ---------------------------------
Highgate House, LLC
8400 Normandale Lake Blvd.                 $50,000 First Debenture B
Suite 920                                  $50,000 First Debenture D
Minneapolis, Minnesota 55437
--------------------------------------- ---------------------------------

                                 Schedule 3.1(c)

                     Capitalization and Registration Rights

The certificate of incorporation authorize 20,001,000 shares of Common Stock to be outstanding at one time. 1,000 shares of Common Stock are outstanding.

                                 Schedule 3.1(d)

                     Equity and Equity Equivalent Securities

None.

                                 Schedule 3.1(e)

                                    Conflicts

None.

                                 Schedule 3.1(f)

                             Consents and Approvals

SEC Filing - Form D

Minnesota Blue Sky Filing (or exemption therefrom)

                                 Schedule 3.1(g)

                                   Litigation

None.

                                 Schedule 3.1(h)

                             Defaults and Violations

None.

                                  Schedule 5.1

                         Form 8-K Disclosure Obligations

None.

                                       39